FREE WRITING PROSPECTUS
Filed Pursuant to Rule 433
Registration Statement No. 333-201743-02

Sent: Thursday, October 08, 2015 10:02 AM
Subject: MSBAM 2015-C25 XA/XB ANNOUNCEMENT

NEW ISSUE CMBS: $1,080.642MM
MORGAN STANLEY BofA MERRILL LYNCH SERIES 2015-C25
CO-LEAD MANAGERS & BOOKRUNNERS: BofA MERRILL LYNCH & MORGAN STANLEY
CO-MANAGER: CIBC & DREXEL HAMILTON

PUBLICLY OFFERED CERTIFICATES
CL	MOODY'S/FITCH/KBRA	SIZE($MM)*	GUIDANCE
XA	Aaa(sf)/AAAsf/AAA(sf)	$54.1mm	approx proceeds T+230a
XB	Aa2(sf)/AAAsf/AAA(sf)	$1.9mm	approx proceeds BWIC TODAY 2PM sugg T+200a

*20% of proceeds are being retained.  Size reflects offered bonds.
Pricing Speed: 100 CPY

POOL BALANCE:	$1,179.418MM
NUMBER OF LOANS/PROPERTIES:	56/102
WA MORTGAGE INT. RATE:	4.549%
WA CUT-OFF LTV:	66.2%
WA UW NCF DSCR:	1.52x
WA UW NOI DEBT YLD:	9.5%
WA ORIG TERM TO MATURITY:	118
WA ORIG AMORTIZING TERM:	359
TEN LARGEST LOANS:	53.5%
LOAN SELLERS:	MS(40.8%), BAML(39.0%), CIBC(10.8%), SWOOD(9.3%)
TOP 5 STATES:	NY(19.5%),CA(11.5%),PA(8.1%),NV(7.7%),LA(7.1%)
TOP 5 PROPERTY TYPES:	OFF(22.5%),RT(21.8%),MF(19.7%),MU(13.8%),HT(13.6%)

MASTER SERVICER:	Wells Fargo Bank, National Association
SPECIAL SERVICER:	Midland Loan Services, a Division of PNC Bank, National Association
TRUSTEE:	US Bank National Association
CERT ADMIN:	US Bank National Association
TRUST ADVISOR:	Pentalpha Surveillance LLC
INITIAL CONTROLLING CLASS REP:	Eightfold Real Estate Capital Fund IV, L.P. or an affiliate thereof

EXPECTED SETTLEMENT:	ON OR ABOUT 10/15

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The issuer has filed a registration statement (including a prospectus) with the SEC registration statement file no. 333-201743 for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322.  The securities may not be suitable for all investors.  Merrill, Lynch, Pierce, Fenner & Smith Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.

CIRCULAR 230 DISCLOSURE

TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE INTERNAL REVENUE SERVICE, WE INFORM YOU THAT (A) ANY UNITED STATES FEDERAL TAX ADVICE CONTAINED HEREIN (INCLUDING ANY ATTACHMENTS OR ENCLOSURES) WAS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING UNITED STATES FEDERAL TAX PENALTIES, (B) ANY SUCH ADVICE WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN AND (C) ANY TAXPAYER TO WHOM THE TRANSACTIONS OR MATTERS ARE BEING PROMOTED, MARKETED OR RECOMMENDED SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.